UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

August 7, 2014
Date of Report (Date of earliest event reported)

Kratos Defense & Security Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-34460	13-3818604
(Commission File Number)	(IRS Employer Identification No.)

4820 Eastgate Mall, Suite 200, San Diego, CA	92121
(address of principal executive offices)	(Zip Code)

(858) 812-7300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

On August 7, 2014, Kratos Defense & Security Solutions, Inc. (the “Company”) issued a press release regarding the Company’s financial results for the second quarter for 2014.  The full text of the Company’s press release is attached hereto as Exhibit 99.1.

Item 9.01.  Exhibits.

Exhibit No.	Description
99.1	August 7, 2014 Press Release by Kratos Defense & Security Solutions, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kratos Defense & Security Solutions, Inc.

Date: August 7, 2014	By:	/s/ Deanna H. Lund
Deanna H. Lund
Executive Vice President, Chief Financial Officer

Exhibit 99.1
FOR IMMEDIATE RELEASE	Press Contact: Yolanda White 858-812-7302 Direct Investor Information: 877-934-4687 investor@kratosdefense.com

Kratos Reports Second Quarter Fiscal 2014 Financial Results

Revenue of $229.3 Million and Adjusted EBITDA of $19.5 Million

Critical Infrastructure Security Business Sequential Revenue Growth of 30.1%

Last Twelve Months Book-to-Bill Ratio Increases to 1.0 to 1.0

Affirms Fiscal Year 2014 Revenue and Adjusted EBITDA Guidance within Previously Communicated Range

Adjusted Earnings Per Share of $0.02

Increases Full Year Adjusted Earnings Per Share Guidance

SAN DIEGO, CA, August 7, 2014 – Kratos Defense & Security Solutions, Inc. (Nasdaq:KTOS), a leading National Security Solutions provider, today reported second quarter fiscal 2014 revenues of $229.3 million, a sequential increase of 14.6 percent above the first quarter of fiscal 2014.  Kratos also reported Adjusted EBITDA for the second quarter of fiscal 2014 of $19.5 million, or 8.5 percent of revenue, representing a sequential Adjusted EBITDA increase of 14.0 percent above the first quarter of fiscal 2014.  In the second quarter, the Company’s accounts receivable Days Sales Outstanding (DSOs) decreased 7 days, from 113 at the end of the first quarter to 106 days at the end of the second quarter. The Company believes that its DSOs will continue to decrease in the second half of 2014 as it expects to achieve certain contractual milestones. In the second quarter, Kratos generated a Book-to-Bill Ratio of 0.9 to 1.0, reported total backlog at June 29, 2014 of $1.0 billion, and reported a qualified bid and proposal pipeline of approximately $6.0 billion. For the twelve months ended June 29, 2014, the Company’s Book-to-Bill Ratio increased to 1.0 to 1.0.

In the second quarter, Kratos’ Public Safety & Security Solutions (KPSS) segment, its critical infrastructure security system deployment business, generated organic growth of 23.0 percent on a year-over-year basis and 30.1 percent on a sequential quarter basis. Additionally, in the second quarter, Kratos’ Modular Systems Division (KMSD) generated organic growth of over 38 percent on both a year-over-year and sequential quarter basis, and KMSD had record bookings of $64 million in the second quarter. KMSD’s second quarter revenues and bookings included major new missile system, radar, command and control system, surface combatant and hardened facility program related work.

In the second quarter of 2014, the Company continued its previously planned elevated internal research, development (IR&D) and other investment effort and spend related to its UCAS and UAS programs and initiatives and certain new Electronic Warfare, Radar and Satellite Communication programs. Many of these internal investment efforts are being made in conjunction with the Company’s customers, with the objective of the Company’s products being “designed in” to certain important, new, large, long-term program opportunities.

During the second quarter of fiscal 2014, the Company refinanced its existing 10% Senior Secured Notes with new 7% Senior Secured Notes due in 2019. The issuance of the new 7% Senior Secured Notes and refinancing will reduce the Company’s annual cash paid interest expense by $18.75 million per year for the next three years, which was the remaining term of the previously outstanding 10% Senior Secured Notes. The refinancing transaction resulted in a total loss on extinguishment of debt of $39.1 million, which includes the premium to take out the 10% Senior Secured Notes and write-off of previously recorded deferred financing costs and premiums. Cash Flow from Operations for the second quarter was a use of $12.0 million, resulting primarily from the $29.2 million sequential increase in revenues from the first quarter, which resulted in an increase to the Company’s receivables balance of $18.3 million despite the 7 day decrease in Days Sales Outstanding (DSOs) from 113 days to 106 days.

In the second quarter of fiscal 2014, Kratos continued to “right size” and restructure the business and certain of its operations in response to the Department of Defense (DoD) budgetary environment and spending priorities. Accordingly, in the second quarter the Company’s employee headcount declined by approximately 98 personnel, or a 2.7% reduction in total headcount, with reductions in related fringe benefits, communications, travel, facility utilization and certain other overhead costs. The Company has aggressively managed its cost structure, with a 2% to 3% sequential headcount reduction in each of the past 4 quarters for a total headcount reduction of 425 personnel or 10.6 percent compared to July 1, 2013.  Kratos intends to continue to aggressively manage its cost structure.

The Company today updated its full year fiscal 2014 financial guidance within its previously communicated range, with forecasted Revenues of $920 million to $960 million, Adjusted EBITDA of $93 to $100 million, and Adjusted Free Cash Flow of $25 to $40 million. Kratos’ Revenues and Adjusted EBITDA are expected to continue to increase in the second half of 2014 due primarily to the Company having recently received a number of new orders, including in the unmanned system, missile, radar, electronic warfare, electromagnetic rail gun, signal intelligence and surface combatant areas, and Adjusted EBITDA margins are expected to benefit from a favorable mix of higher margin product and software shipments. Kratos also recently began work on a new $450 million five-year plus options, single-award Missile Defense Agency (MDA) contract, on which Kratos is a key team member. Additionally, KPSS is expecting continued year-over-year revenue growth for the second half of 2014 based on current backlog, new opportunities and the execution on recently received large security system deployments. The Company adjusted the top end of its fiscal 2014 revenue range from $980 million to $960 million, primarily due to deliveries on a certain international missile system program being delayed until 2015, a large hardware program Kratos was successfully awarded in the second quarter of 2014 being protested by a competitor, the delay in a government agency satellite communication program on which Kratos provides ground equipment, and the recent delay in a certain international unmanned drone system program award, which is now expected in the fourth quarter of 2014. The Company adjusted its fiscal 2014 Adjusted EBITDA range primarily due to the revenue range reduction and an expected increase in IR&D and internal investments above previous estimates. For fiscal 2014, Kratos now expects to incur approximately $20 to $25 million in IR&D expense and other discretionary internally funded investments as the Company pursues large new opportunities in the UAS, UCAS, electronic warfare, radar, signal processing, and satellite communication areas. The Company expects to incur elevated internal investment expenditures through at least the third quarter of 2014.  The Company also intends to aggressively manage its cost structure and KPSS’s supply chain, in particular, over the second half of 2014.

The Company increased its fiscal 2014 adjusted earnings per share guidance up to $0.20 to $0.35 per share, primarily due to the reduction in interest expense as a result of the refinancing of its Senior Secured Notes and to a lesser degree due to lower anticipated cash taxes.

( $ in millions)
	Actual		Guidance
	March 30	June 29	September 28	December 28	Full Year
Revenues	$200.0	$229.3	$230 - $250	$260 - $280	$920 - $960
Adjusted EBITDA	$17.0	$19.5	$21 - %25	$35 - $38	$93 - $100

Eric DeMarco, Kratos’ President & CEO, said, “During the second quarter, we continued to make progress in the unmanned systems area, including receiving several new contract awards.  We had a number of successful customer flights of our newest high performance unmanned aerial drone aircraft, we successfully achieved contractual milestones on our programs, and we experienced no significant flight anomalies. We have several additional flights scheduled over the balance of this year and into 2015, including with one of our largest and most important customers related to a program which over the next few years could become one of the biggest production programs in the Company. We also continued to make important progress in the unmanned ground systems, sea systems and robotics areas, including the award of a large unmanned platform command and control system contract. The unmanned systems and robotics business is one of our primary long-term strategic focus areas and where we are making a significant internal investment.”

Mr. DeMarco continued, “During the second quarter, Kratos’ PSS business continued a strong growth trajectory and received a number of new critical infrastructure security system deployment awards, including in the municipality, mass transportation, energy, healthcare and education market verticals. KPSS, with a strong backlog, record pipeline, and commercial and non-DoD customer base, is expected to be Kratos’ near term growth driver as we make investments in longer term opportunity areas, including unmanned systems, electronic warfare and satellite communications.”

Mr. DeMarco concluded, “The U.S. federal government contracting and DoD environment remains challenging, including delays with program starts and contract awards, aggressive competition, routine protests being made by companies losing competitive procurements and the threat of a Continuing Resolution later this year. However, Kratos’ business continued to strengthen in the second quarter, our last twelve months book to bill ratio has increased to 1.0 to 1.0, and we are expecting a strong second half of the year as we execute on and deliver recent product orders and anticipate additional new contract awards. With the recent refinancing of our Senior Secured Notes and the related significant reduction in interest expense, we have successfully positioned Kratos for the successful execution of our long-term strategy, while increasing our future free cash flow and enabling us to delever the business.”

Management will discuss the financial results in a conference call beginning at 2:00 p.m. Pacific (5:00 p.m. Eastern) today. Analysts and institutional investors may participate in the conference call by dialing 866-393-0674, referencing the call by ID number 69162451.  The general public may access the conference call by dialing (877) 344-3935 or on the day of the event by visiting www.kratosdefense.com for a simultaneous webcast. A replay of the webcast will be available on the Kratos web site approximately two hours after the conclusion of the conference call.

About Kratos Defense & Security Solutions
Kratos Defense & Security Solutions, Inc. (Nasdaq:KTOS) is a specialized National Security technology business providing mission critical products, solutions and services for United States National Security.  Kratos' core capabilities are sophisticated engineering, manufacturing and system integration offerings for National Security platforms and programs. Kratos' areas of expertise include Command, Control, Communications, Computing, Combat Systems, Intelligence, Surveillance and Reconnaissance (C5ISR), satellite communication systems, electronic warfare, unmanned systems, missile defense, cyber warfare, cyber security, information assurance, and critical infrastructure security. Kratos has primarily an engineering and technically oriented work force of approximately 3,600.  Substantially all of Kratos' work is performed on a military base, in a secure facility or at a critical infrastructure location.  Kratos' primary end customers are national security related agencies. News and information are available at www.KratosDefense.com.

Notice Regarding Forward-Looking Statements
This news release and filing contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, express or implied statements concerning the Company’s expectations regarding its future financial performance, bid and proposal pipeline, demand for its products and services, performance of key contracts, timing and expected impact of integration and divestiture activities, and market and industry developments, including the potential impact of sequestration and the impact of Federal budget cuts on our business. Such statements are only predictions, and the Company’s actual results may differ materially. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Factors that may cause the Company’s results to differ include, but are not limited to: risks to our business and financial results related to the reductions and other spending constraints imposed on the U.S. Government and our other customers, including as a result of sequestration, the Federal budget deficit and Federal government shut-downs; risks of adverse regulatory action or litigation; risks associated with debt leverage and expected cost savings and cash flow improvements expected as a result of the refinancing of our outstanding senior notes; risks that our cost cutting initiatives will not provide the anticipated benefits; risks that changes, cutbacks or delays in spending by the U.S. Department of Defense may occur, which could cause delays or cancellations of key government contracts; risks that changes may occur in Federal government (or other applicable) procurement laws, regulations, policies and budgets; risks of the availability of government funding for the Company's products and services due to performance, cost growth, or other factors, changes in government and customer priorities and requirements (including cost-cutting initiatives, the potential deferral of awards, terminations or reduction of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional committee recommendations or automatic sequestration under the Budget Control Act of 2011), risks of increases in the Federal government initiatives related to in-sourcing; risks related to security breaches, including cyber security attacks and threats or other significant disruptions of our information systems, facilities and infrastructures; risks related to our compliance with applicable contracting and procurement laws, regulations and standards; risks relating to contract performance; risks related to failure of our products or services; risks of our subcontractors’ or suppliers’ failure to perform their contractual obligations, including the appearance of counterfeit or corrupt parts in our products; changes in the competitive environment (including as a result of bid protests); failure to successfully integrate acquired operations and competition in the marketplace, which could reduce revenues and profit margins; risks associated with  divestiture of non-core businesses; risks that potential future goodwill impairments will adversely affect our operating results; risks that anticipated tax benefits will not be realized in accordance with our expectations; risks that a change in ownership of our stock could cause further limitation to the future utilization of our net operating losses; risks that the current economic environment will adversely impact our business; changes in our business, or other reasons; and risks related to natural disasters or severe weather. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 29, 2013, and in our other filings made with the Securities and Exchange Commission.

Note Regarding Use of Non-GAAP Financial Measures

This news release contains non-GAAP financial measures, including  Pro Forma EPS (computed using net income (loss) from continuing operations before income taxes, excluding amortization of purchased intangibles, acquisition related items, stock compensation expense, restructuring related items and other, unused office space expense, contract design retrofit costs and other, and the loss on extinguishment of debt, less the estimated tax cash payments), Adjusted EBITDA (which excludes losses from discontinued operations, acquisition related items, restructuring related items and other, stock compensation expense, unused office space expense, contract design retrofit costs, loss on extinguishment of debt and other and the associated margin rates), and Adjusted Free Cash Flow (which is computed using Cash Flow from Operating Activities less the loss on extinguishment of debt and less Capital Expenditures).   Kratos believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the actual and forecasted operating performance of the Company’s business and the Company’s cash flow, excluding extraordinary items and non-cash items that would normally be included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles.  The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and investors should carefully evaluate the Company’s financial results calculated in accordance with GAAP and reconciliations to those financial statements.  In addition, non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies.  As appropriate, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the Company’s financial results prepared in accordance with GAAP are included in this news release.

Kratos Defense & Security Solutions
Unaudited Condensed Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2014	2013	2014	2013

Service revenues	$ 101.8	$ 110.2	$ 202.4	$ 226.2
Product sales	127.5	125.0	227.0	262.3
Total revenues	229.3	235.2	429.4	488.5
Cost of service revenues	77.9	83.3	152.0	171.9
Cost of product sales	95.0	91.5	168.4	190.4
Total costs	172.9	174.8	320.4	362.3
Gross profit - services	23.9	26.9	50.4	54.3
Gross profit - products	32.5	33.5	58.6	71.9

Total gross profit	56.4	60.4	109.0	126.2

Selling, general and administrative expenses	38.3	37.8	75.3	76.6
Restructuring and acquisition related items and other	0.9	(1.3)	1.4	(0.9)
Research and development expenses	5.9	4.8	11.1	9.7
Unused office space expense and other	-	-	0.2	-
Depreciation	0.9	1.2	1.7	2.2
Amortization of intangible assets	5.7	9.0	11.3	18.3
Operating income	4.7	8.9	8.0	20.3
Interest expense, net	(14.0)	(16.3)	(30.1)	(32.5)
Loss on extinguishment of debt	(39.1)	-	(39.1)	-
Other income (expense), net	0.2	0.2	0.4	(0.6)
Loss from continuing operations before income taxes	(48.2)	(7.2)	(60.8)	(12.8)
Provision (benefit) for income taxes	1.6	(0.1)	3.9	2.7
Loss from continuing operations	(49.8)	(7.1)	(64.7)	(15.5)
Loss from discontinued operations, net of taxes	(0.1)	(2.5)	(0.2)	(4.4)
Net loss	$ (49.9)	$ (9.6)	$ (64.9)	$ (19.9)

Basic and diluted loss per common share:
Loss from continuing operations	$ (0.87)	$ (0.12)	$ (1.13)	$ (0.27)
Loss from discontinued operations, net of taxes	-	(0.05)	-	(0.08)
Net loss	$ (0.87)	$ (0.17)	$ (1.13)	$ (0.35)

Weighted average common shares outstanding
Basic and diluted	57.4	56.6	57.4	56.6

Adjusted EBITDA (1)	$ 19.5	$ 24.6	$ 36.6	$ 51.7

Note: (1) Adjusted EBITDA is a non-GAAP measure defined as GAAP net income (loss) plus (income) loss from discontinued
operations, interest expense, net, income taxes, depreciation and amortization, stock compensation, amortization of intangible assets, loss on extinguishment of debt, contract design retrofit costs, refinancing related costs and restructuring and acquisition related items and other.

Adjusted EBITDA as calculated by us may be calculated differently than EBITDA for other companies. We have provided Adjusted
EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. Adjusted
EBITDA should not be construed as either an alternative to net income or as an indicator of our operating performance or an alternative to cash flows as a measure of liquidity. Please refer to the following table that reconciles GAAP net loss to Adjusted EBITDA:

Reconciliation of Net loss to Adjusted EBITDA is as follows:

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2014	2013	2014	2013

Net loss	$ (49.9)	$ (9.6)	$ (64.9)	$ (19.9)
Loss from discontinued operations	0.1	2.5	0.2	4.4
Restructuring and acquisition related items, excess capacity and other	1.5	(0.1)	2.5	0.3
Interest expense, net	14.0	16.3	30.1	32.5
Loss on extinguishment of debt	39.1	-	39.1	-
Contract design retrofit costs	0.5	-	1.5	-
Provision (benefit) for income taxes	1.6	(0.1)	3.9	2.7
Depreciation *	4.0	4.6	8.0	9.5
Stock compensation	2.9	2.0	4.7	3.9
Unused office space expense and other	-	-	0.2	-
Amortization of intangible assets	5.7	9.0	11.3	18.3

Adjusted EBITDA	$ 19.5	$ 24.6	$ 36.6	$ 51.7

* Includes depreciation reported in cost of service revenues and product sales.

Reconciliation of restructuring and acquisition related items and other included in Adjusted EBITDA:
	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2014	2013	2014	2013
Acquisition and transaction related items	$ -	$ 0.1	$ -	$ 0.2
Excess capacity and restructuring costs	0.7	2.5	1.7	2.8
Refinancing related costs	0.8	-	0.8	-
Litigation related items	-	(2.7)	-	(2.7)

	$ 1.5	$ (0.1)	$ 2.5	$ 0.3

Kratos Defense & Security Solutions
Unaudited Segment Data
(in millions)

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2014	2013	2014	2013
Revenues:
Government Solutions	$ 165.7	$ 183.5	$ 316.9	$ 386.2
Public Safety & Security	63.6	51.7	112.5	102.3
Total revenues	$ 229.3	$ 235.2	$ 429.4	$ 488.5

Operating income (loss) from continuing operations:
Government Solutions	$ 5.3	$ 5.3	$ 9.4	$ 17.4
Public Safety & Security	3.0	2.7	4.0	3.9
Other activities	(3.6)	0.9	(5.4)	(1.0)
Total operating income from continuing operations	$ 4.7	$ 8.9	$ 8.0	$ 20.3

Note: Other activities in the three months ended June 29, 2014 and June 30, 2013 include restructuring, excess capacity, refinancing and acquisition related expenses of $1.5 million and ($0.1) million,

respectively, and for the six months ended June 29, 2014 and June 30, 2013 include restructuring, excess capacity, refinancing and acquisition related expenses of $2.5 million and $0.3 million, respectively.

Reconciliation of consolidated Adjusted EBITDA to Adjusted EBITDA by segment is as follows:

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2014	2013	2014	2013

KGS	$ 16.1	$ 20.4	$ 31.5	$ 45.2
% of revenue	9.7%	11.1%	9.9%	11.7%
PSS	3.4	4.2	5.1	6.5
% of revenue	5.3%	8.1%	4.5%	6.4%
Total	$ 19.5	$ 24.6	$ 36.6	$ 51.7
% of revenue	8.5%	10.5%	8.5%	10.6%

Kratos Defense & Security Solutions
Unaudited Condensed Consolidated Balance Sheet
(in millions)

	As of
	June 29,	December 29,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$ 26.9	$ 55.7
Restricted cash	5.1	5.0
Accounts receivable, net	265.9	265.8
Inventoried costs	78.5	74.6
Prepaid expenses	11.6	10.4
Other current assets	10.5	18.8
Total current assets	398.5	430.3
Property, plant and equipment, net	84.2	84.8
Goodwill	596.4	596.4
Intangible assets, net	62.6	69.9
Other assets	30.4	35.2
Total assets	$ 1,172.1	$ 1,216.6
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 70.1	$ 61.9
Accrued expenses	40.8	46.2
Accrued compensation	38.7	44.9
Accrued interest	5.7	5.2
Billings in excess of costs and earnings on uncompleted contracts	49.2	52.5
Deferred income tax liability	28.4	28.4
Other current liabilities	14.0	11.9
Total current liabilities	246.9	251.0
Long-term debt principal, net of current portion	621.9	628.8
Long-term debt premium	-	14.5
Line of credit	41.0	-
Other long-term liabilities	25.2	26.5
Total liabilities	935.0	920.8
Commitments and contingencies
Stockholders’ equity:
Common stock	-	-
Additional paid-in capital	862.3	856.0
Accumulated other comprehensive loss	(0.9)	(0.8)
Accumulated deficit	(624.3)	(559.4)
Total stockholders’ equity	237.1	295.8
Total liabilities and stockholders’ equity	$ 1,172.1	$ 1,216.6

Kratos Defense & Security Solutions
Unaudited Condensed Consolidated Statement of Cash Flows
(in millions)

	Six Months Ended
	June 29,	June 30,
	2014	2013
Operating activities:
Net loss	$ (64.9)	$ (19.9)
Less: Loss from discontinued operations	(0.2)	(4.4)
Loss from continuing operations	(64.7)	(15.5)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization	19.3	27.8
Stock‑based compensation	4.7	3.9
Change in unused office space accrual	0.2	-
Amortization of deferred financing costs	2.1	2.6
Amortization of premium on Senior Secured Notes	(1.4)	(2.1)
Loss on extinguishment of debt	39.1	-
Provision for doubtful accounts	0.3	0.2
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(0.5)	18.2
Inventoried costs	(4.1)	9.2
Prepaid expenses and other assets	0.8	(0.1)
Accounts payable	8.3	(18.9)
Accrued compensation	(6.2)	(8.1)
Accrued expenses	(5.4)	(7.8)
Accrued interest payable	0.4	(0.3)
Billings in excess of costs and earnings on uncompleted contracts	(5.2)	1.9
Income tax receivable and payable	2.9	4.1
Other liabilities	(0.9)	(6.7)
Net cash provided by (used in) operating activities from continuing operations	(10.3)	8.4
Investing activities:
Cash paid for acquisitions, net of cash acquired	(1.6)	1.2
Decrease in restricted cash	(0.1)	0.2
Proceeds from the disposition of discontinued operations	-	0.4
Capital expenditures	(6.6)	(7.3)
Net cash used in investing activities from continuing operations	(8.3)	(5.5)
Financing activities:
Proceeds from the issuance of long-term debt	618.5	-
Payment of long-term debt	(661.5)
Cash paid for contingent acquisition consideration	-	(2.1)
Borrowings under line of credit	41.0	-
Repayment of debt	(0.4)	(0.5)
Debt issuance costs	(8.5)	-
Other	1.5	(0.3)
Net cash used in financing activities from continuing operations	(9.4)	(2.9)
Net cash flows from continuing operations	(28.0)	0.0
Net operating cash flows from discontinued operations	(0.9)	0.8
Effect of exchange rate changes on cash and cash equivalents	0.1	(0.1)
Net increase (decrease) in cash and cash equivalents	(28.8)	0.7
Cash and cash equivalents at beginning of period	55.7	49.0
Cash and cash equivalents at end of period	$ 26.9	$ 49.7

Kratos Defense & Security Solutions
Unaudited Non-GAAP Measures
Adjusted Earnings Before Amortization and Acquisition Related Expenses and Other Items
(in millions, except per share data)

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2014	2013	2014	2013

Loss from continuing operations before taxes	$ (48.2)	$ (7.2)	$ (60.8)	$ (12.8)
Add: Amortization of intangible assets	5.7	9.0	11.3	18.3
Add: Stock compensation	2.9	2.0	4.7	3.9
Add: Unused office space expense and other	-	-	0.2	-
Add: Loss on extinguishment of debt	39.1	-	39.1	-
Add: Contract design retrofit costs	0.5	-	1.5	-
Add: Restructuring and acquisition related items and other	1.5	(0.1)	2.5	0.3
Adjusted income (loss) from continuing operations before income taxes	1.5	3.7	(1.5)	9.7

Estimated cash tax provision	0.6	0.8	1.3	1.6
Adjusted income (loss) from continuing operations before acquisition and amortization expenses	$ 0.9	$ 2.9	$ (2.8)	$ 8.1

Diluted income per common share:
Adjusted income (loss) from continuing operations	$ 0.02	$ 0.05	$ (0.05)	$ 0.14

Weighted average common shares outstanding
Diluted	58.5	57.2	57.4	56.9

-end-